Exhibit 99.1

MEI Pharma Announces Appointment of Brian Drazba as Chief Financial Officer

San Diego, April 3, 2017 – MEI Pharma, Inc. (Nasdaq: MEIP), an oncology company focused on the clinical development of novel therapies for cancer, today announced the appointment of Brian Drazba as Chief Financial Officer. Mr. Drazba joins the Company with more than 25 years of financial management experience in the healthcare industry, most recently as Chief Financial Officer of Heron Therapeutics, Inc., a commercial-stage biotechnology company. He succeeds Thomas Zech, who previously announced his intention to retire after a distinguished career spanning four decades. Mr. Zech has served as the Company’s Chief Financial Officer since June 2010.

“Brian is an accomplished financial executive with a proven track record in the industry,” said Daniel P. Gold, Ph.D., President and Chief Executive Officer of MEI Pharma. “He brings a breadth of financial leadership experience through all stages of clinical development, including drug approval and commercial launch. We are excited to have him on board and look forward to leveraging his expertise as we continue to advance our own portfolio of drug candidates down the clinical development path toward commercialization. I also want to take this opportunity to thank Tom and express my heartfelt appreciation for his years of hard work, dedication and leadership over the past seven years. I wish him all the best in his well-earned retirement.”

Mr. Drazba served as Vice President of Finance and Chief Financial Officer of Heron Therapeutics, Inc. from October 2013 to March 2017. From June 2009 to December 2012, he was Vice President of Finance and Chief Accounting Officer for ISTA Pharmaceuticals, Inc., a commercial-stage pharmaceutical company. ISTA Pharmaceuticals was acquired by Bausch + Lomb, Inc. in June 2012. From 1992 to 2009, Mr. Drazba held various positions of increasing responsibility within Insight Health Corp., most recently as Senior Vice President and Chief Accounting Officer. He began his career at Arthur Andersen & Co., a public accounting firm. Mr. Drazba is a licensed Certified Public Accountant in California and received a B.A. degree in accounting from the University of San Diego.

About MEI Pharma

MEI Pharma, Inc. (Nasdaq: MEIP) is a San Diego-based oncology company focused on the clinical development of novel therapies for cancer. The Company’s portfolio of drug candidates includes Pracinostat, an oral HDAC inhibitor that is partnered with Helsinn Healthcare, SA. Pracinostat has been granted Breakthrough Therapy Designation from the U.S. Food and Drug Administration for use in combination with azacitidine for the treatment of patients with newly diagnosed acute myeloid leukemia (AML) who are unfit for intensive chemotherapy. MEI Pharma’s clinical development pipeline also includes ME-401, a potent and highly selective oral PI3K delta inhibitor currently in a Phase Ib study in patients with relapsed/refractory chronic lymphocytic leukemia (CLL) or follicular lymphoma. The Company is also developing ME-344, a novel mitochondrial inhibitor currently in an investigator-sponsored study in combination with bevacizumab for the treatment of HER2-negative breast cancer. For more information, please visit www.meipharma.com.

MEI Pharma Forward-Looking Statements

Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical studies and approved by the FDA as being safe and effective for the intended use. Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties or differences in interpretation in clinical trial results; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Investor Contact:	Media Contact:

Pete De Spain	Jason Spark
Vice President, Investor Relations	Canale Communications
(858) 792-3729	(619) 849-6005
pdespain@meipharma.com	jason@canalecomm.com